As filed with the Securities and Exchange Commission on December 19, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Odyssey Health Incorporated
(Exact name of Registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	47-1022125 (I.R.S. Employer Identification Number)

2300 West Sahara Avenue, Suite 800 - #4012,

Las Vegas, NV 89102

(702) 780-6559
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph Michael Redmond
President and Chief Executive Officer
Odyssey Health Incorporated

2300 West Sahara Avenue, Suite 800 - #4012,

Las Vegas, NV 89102

(702) 780-6559
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joshua D. Brinen

Brinen & Associates, LLC

330 Seventh Avenue, Suite 501

New York, New York 10001

(212) 330-8151

Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2025.

PROSPECTUS

18,000,000 Shares

Common Stock

This prospectus relates to the resale of up to Eighteen Million (18,000,000) shares of our common stock by Mast Hill Fund, L.P. (“Mast Hill Fund”) upon the conversion of promissory notes and warrants being registered under this Form S-1.

The shares of our Common Stock to which this prospectus relates may be issued by us to Mast Hill Fund pursuant to a Maintenance Agreement and Securities Purchase Agreement (the “Purchase Agreement”) entered into with Mast Hill Fund, dated November 13, 2025. We will not receive proceeds from the sale of the shares by Mast Hill Fund. However, we may receive gross proceeds of up to $25,000,000 from the initial sale of our common stock to Mast Hill Fund pursuant to the Purchase Agreement from time to time after the registration statement of which this prospectus is a part is declared effective.

Mast Hill Fund, L.P. is referred to herein as the “selling stockholder” or “Mast Hill Fund.”

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. Mast Hill Fund may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution.”

Our common stock is quoted on the Over the Counter Venture (OTCQB) exchange under the trading symbol “ODYY”. On December 17, 2025, the last reported sale price per share of our common stock was $0.0296 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [DATE OF PROSPECTUS].

TABLE OF CONTENTS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

Unless the context otherwise requires, the terms Odyssey,” “we,” “us” and “our” in this prospectus refer to Odyssey Health Inc., and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the selling stockholder has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve a number of risks and uncertainties and that are intended to be covered by the “safe harbor” created by those sections. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results and outcomes to differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “hope,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate” and “continue,” or other comparable terms (including their use in the negative), or by discussions of future matters. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements include but are not limited to statements under the captions “Prospectus Summary—The Company,” “Risk Factors,” “Use of Proceeds” and “The Mast Hill Fund Transaction” and in other sections included in this prospectus or incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the Securities and Exchange commission (the “SEC”). You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus and any documents incorporated by reference herein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or any documents incorporated by reference herein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our common stock, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

Odyssey Health, Inc. is a publicly held company with an emphasis on the development and acquisition of medical products and health related technologies. We are focused on building and acquiring assets in areas that have an identified technological advantage and a substantial market opportunity within significant target markets across the globe. The corporate mission is to create or acquire distinct technologies and intellectual property with an emphasis on acquisition targets that will generate positive cash flow. The Company’s leadership team has significant experience and capabilities to further refine the technologies and submit to the appropriate regulatory agencies for marketing approval.

Our business model is to develop or acquire unique medical related products, engage third parties to manufacture such products and then distribute the products through various distribution channels, including third parties. The Company has development projects in two different life saving technologies; the CardioMap® heart monitoring and screening device and the Save A Life choking rescue device. In addition, in October 2025, we entered into a Master Technology and Sub-license Agreement with NeuRX Health, Inc. for exclusive, worldwide rights to BreastCheck®, a non-invasive test for breast abnormalities. The Agreement, anticipated to close in January 2026, is subject to finalization of certain terms and closing conditions.

We intend to acquire other technologies and assets and plan to be a trans-disciplinary product development company involved in the discovery, development and commercialization of products and technologies that may be applied over various medical markets.

We intend to license, improve and/or develop our products and identify and select distribution channels. We intend to establish agreements with distributors to get products to market quickly as well as to undertake and engage in our own direct marketing efforts. We will determine the most effective method of distribution for each unique product that we include in our portfolio.

We intend to engage third party research and development firms who specialize in the creation of medical products to assist us in the development. We intend to apply for trademarks and patents as we develop proprietary products.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (“SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended July 31, 2025 filed on October 29, 2025 and our Quarterly Report on Form 10-Q for the period ended October 31, 2025 filed on December 11, 2025, with the SEC. For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information.”

Corporate Information

Odyssey was formed as a Nevada corporation on March 19, 2014. Our principal executive offices are located at 2300 West Sahara Avenue, Suite 800, Las Vegas, NV. The registration statement effectuating our initial public offering became effective in July 2015.

Currently our shares of common stock are quoted on the Over the Counter Venture (OTCQB) exchange and there is currently very little public market for our common stock.

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THE OFFERING

Common Stock Being Offered to the Selling Stockholder	18,000,000 shares of common stock consisting of: (i) Common Stock to be issued to the Selling Stockholder upon the conversion of $2,262,000 Maintenance Agreement Convertible Promissory Note (the “Maintenance Note”) and accrued interest convertible at any time by Mast Hill Fund into shares of the Company’s common stock at a price equal to 85% of the lowest volume weighted average price (the “VWAP”) during the preceding 10 trading days, (ii) Common Stock to be issued to the Selling Stockholder upon the conversion of the $500,000 Purchase Agreement Note and accrued interest convertible at any time by Mast Hill Fund into shares of the Company’s common stock at a price equal to 85% of the VWAP during the preceding 10 trading days; and (iii)1,538,461 shares of the Company’s Common Stock underlying the Warrant issued to Mast Hill Fund at $0.001 per share. The Warrant is immediately exercisable and has a five year term.

Common Stock Outstanding Before the Offering	99,853,763 shares (as of December 17, 2025)

Common Stock Outstanding After the Offering	117,853,763 shares (assuming the issuance after the date of this prospectus by us to the selling stockholder pursuant to the Maintenance Note and Warrant and the Purchase Agreement Note of all of the shares that are being offered by this prospectus).

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered hereunder by the Selling Stockholders.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB Trading Symbol	“ODYY”

The number of shares of common stock to be outstanding after this offering is based on 99,853,763 shares of common stock outstanding, excludes the following as of December 11, 2025:

•	14,850,000 shares of common stock issuable upon exercise of outstanding stock options;

•	31,865,119 shares issuable upon conversion of convertible notes plus accrued interest to date convertible at a weighted average exercise price of $0.065 per share;

•	24,113,735 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $0.22 per share; and

•	8,000,000 shares of common stock underlying restricted stock units granted to our directors, officers and consultants, for which shares of our common stock are issuable upon the passage of time or the occurrence of certain events as set forth in the respective award agreements;

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RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2025 filed on October 29, 2025, and our Quarterly Report on Form 10-Q for the period ended October 31, 2025, as filed with the SEC on December 11, 2025, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded by other reports that we subsequently file with the SEC. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment. Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

The sale or issuance of our common stock to Mast Hill Fund may cause dilution and the sale of the shares of common stock acquired by Mast Hill Fund, or the perception that such sales may occur, could cause the price of our common stock to fall.

On November 13, 2025, we entered into a Maintenance Agreement with Mast Hill Fund in which we issued to Mast Hill Fund a Maintenance Note for $2,262,000. The Note plus any accrued but unpaid interest is convertible at any time by Mast Hill Fund into shares of the Company’s common stock at a price equal to 85% of the lowest volume weighted average price during the preceding 10 trading days.

In addition, on November 13, 2025, we entered into a Purchase Agreement with Mast Hill Fund and issued a promissory note with a maximum principal amount of up to $25,000,000 to be drawn in multiple tranches of up to $500,000. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Mast Hill Fund at our discretion from time to time while the Purchase Agreement is outstanding, and commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Mast Hill Fund under the Purchase Agreement will fluctuate based on the Company’s Common Stock at 85% of the lowest volume weighted average price during the preceding 10 trading days. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

The Company and Mast Hill Fund entered into the first tranche of the Purchase Agreement consisting of a $500,000 principal amount and purchase price of $450,000. In conjunction with this tranche, the Company issued a Common Stock Purchase Warrant (the “Warrant”) to Mast Hill Fund immediately exercisable for 1,538,461 shares of the Company’s Common Stock.

This prospectus covers the resale by the Mast Hill Fund of 18,000,000 shares of the Company’s Common Stock it will receive upon the conversion of promissory notes and the exercise of the Warrant.

Subject to the terms of the Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to Mast Hill Fund. Additional sales of our common stock, if any, to Mast Hill Fund will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Mast Hill Fund all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Mast Hill Fund, after Mast Hill Fund has acquired the shares, Mast Hill Fund may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Mast Hill Fund by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Mast Hill Fund, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Mast Hill Fund to purchase up to an aggregate of $25,000,000 of our common stock under the Purchase Agreement, generally in principal amounts up to $500,000 of our common stock.

The extent that we rely on Mast Hill Fund as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Mast Hill Fund were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $25,000,000 of our common stock under the Purchase Agreement to Mast Hill Fund, we may still need additional capital to finance our future production plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Mast Hill Fund, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Mast Hill Fund under the Purchase Agreement, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the OTCQB Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

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USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of common stock offered hereunder by the Selling Stockholders. We will incur all costs associated with this prospectus and the registration statement of which it is a part.

See “Plan of Distribution” elsewhere in this prospectus for more information.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the OTCQB Market under the symbol “ODYY.” The last reported sale price of our common stock on December 17, 2025 on the OTCQB Market was $0.0296 per share. As of December 17, 2025, there were 532 registered holders of record of our common stock.

We cannot provide any assurance that we will declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this filing:

Name	Age	Position with Odyssey	Officer or Director Since(4)
Joseph Michael Redmond	65	Director, President and Chief Executive Officer	2017
Christine M. Farrell	65	Chief Financial Officer and Secretary	2019
Jerome H. Casey	66	Director(1)(2)(3)	2019
Ricky W. Richardson	63	Director(1)(2)(3)	2021

(1) Member of the Compensation Committee

(2) Member of the Corporate Governance and Nominating Committee

(3) Member of the Audit Committee

(4) Members serve for one-year terms or until a successor is appointed

Executive Officers and Directors

Joseph Michael Redmond joined Odyssey in December 2017, as our CEO, President and CEO and has served as a Director since that time. Mr. Redmond has over 35 years commercial experience in medical device companies. Prior to joining Odyssey, Mr. Redmond served as CEO of Parallax Health Sciences, Inc., a healthcare related company, from 2010 to 2017 where he acquired two businesses and three different patented technologies. Prior to this, Mr. Redmond was V.P. of Business Development for DxTech, Inc., a start-up company developing a unique point of care diagnostic testing platform, from 2007 to 2009 when the company was sold. Prior to this, Mr. Redmond served as the V.P. of Sales and Marketing for Bioject Medical Technologies, Inc. (“Bioject”), a medical device company specializing in unique drug delivery technologies, from 1996 to 2007. While at Bioject, Mr. Redmond helped raise over $15 million in capital, entered into several licensing and distribution deals with major biotech and pharmaceutical companies and grew the market cap of the company from under $10 million to over $400 million. Prior to this, Mr. Redmond held various sales and marketing positions at Abbott Laboratories a multi-billion dollar healthcare company and helped start KMC Systems Inc., now a leading private label developer and manufacturer of medical devices and instrumentation. Mr. Redmond was in charge of Sales and Marketing and grew the company from start-up to over $50 million in revenue. Mr. Redmond has a B.A. degree from Denison University.

We believe that Mr. Redmond possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the life science, therapeutics and medical device industries, while working with and managing companies within the industries. As a board member his knowledge about product strategies and marketing will assist the Company in developing businesses. Mr. Redmond has management experience in multiple publicly traded companies.

Christine M. Farrell joined Odyssey April 2019 as a financial consultant serving as our Controller and Secretary and became Chief Financial Officer and Secretary in January 2021. Effective December 28, 2023, Ms. Farrell also serves as the V.P. of Finance for Oragenics, Inc., a development stage company dedicated to research and development of nasal delivery pharmaceutical medications. From February 1997 to 2014, Ms. Farrell was Vice President of Finance for Bioject Medical Technologies Inc., a medical device company specializing in unique drug delivery technologies. Prior to joining Bioject, Ms. Farrell held accounting and financial management positions with Spar-Tek Industries, a manufacturer of high quality and cutting-edge technology for the plywood industry, and Action Machinery, a seller of new and used robotic machine tools and equipment. Ms. Farrell holds a B.A. degree in Accounting from the University of Washington and an M.B.A. from Willamette University in Salem, Oregon.

We believe that Ms. Farrell possesses specific attributes that qualify Ms. Farrell to serve as Chief Financial Officer, including experience in the medical device industry and management experience in a publicly-traded company.

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Directors

Jerome H. Casey has been a Director since September 2019. Mr. Casey has been a leader in the life science industry for over 30 years. Mr. Casey served as a senior executive at Genzyme Corporation, a biotechnology company, from 1989 to 2011. Mr. Casey was the driver behind Genzyme’s commercial success in the diagnostics arena, building a $175 million business which Genzyme sold to Japan-based Sekisui Chemical in 2011. Mr. Casey then became the President and COO of the new entity, Sekisui Diagnostics, LLC, until the end of 2014. While President and COO, Mr. Casey established the strategic direction for the company; led the global organization, including the commercial, operations, research and development, finance, human resources, and legal functions; and achieved the annual and long-term financial objectives of the business. Since 2015, Mr. Casey has been actively involved in several life sciences ventures, both as an advisor and an investor, while serving on multiple Boards. Mr. Casey holds an M.B.A. degree in Finance and a B.A. degree in Political Science from the University of Connecticut.

We believe that Mr. Casey possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the diagnostics and pharmaceutical industries, as well as his management experience. Mr. Casey has management experience in a publicly traded company.

Ricky W. Richardson has been a Director since May 2021. Mr. Richardson has over 30 years of experience as a global operations and quality leader. He possesses strong operations and quality experience that includes change management, multi-plant operations, financial acumen, supply chain/vendor management, strategic business development, start-up planning and execution, new product introductions, and lean deployment. His most recent positions included Corporate Director of Danaher Business Systems (“DBS”). From February 2008 to July 2011, Mr. Richardson was Director of Operations for Continuous Improvement for Stryker Orthopaedics, a multi-billion dollar global manufacturer of Orthopaedics. Prior to this, Mr. Richardson held various positions at Bioject Medical Technologies, Inc., Baxter Healthcare, and Texas Instruments. From 1984 to 1987, he was a Lieutenant, Field Artillery, with the U.S. Army. He holds a B.S. degree in Engineering from the U.S. Military Academy, West Point, NY.

We believe that Mr. Richardson possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the specialty pharmaceutical, therapeutic and medical device, change management, supply chain and vendor management and business development industries, as well as his global business development experience. Mr. Richardson has management experience in a publicly traded company.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. It may be obtained free of charge by writing to Odyssey Health Inc. Attn: Chief Executive Officer, 2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV 89102.

Board of Directors

Our board of directors currently consists of three members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and three directors are currently authorized. In fiscal 2025, the board held four board meetings and four audit committee meetings. All directors attended at least 75% of the board meeting and committee meetings.

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Director Independence

Under the rules of the national securities exchanges, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent as well. Under the same rules, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.  Based on these standards, we have determined that Mr. Redmond is not an independent director.

Our board of directors has determined that Messrs. Casey and Richardson are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

In addition, following the effectiveness of the registration statement of which this report is a part, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or (2) be an affiliated person of the company or any of its subsidiaries.

Committees of our Board of Directors

In October 2019, the Board of Directors of the Company established audit, compensation, and nominating and corporate governance committees. Our Board of Directors currently consists of three members, two of whom are considered independent.

Audit Committee. We established an audit committee, which consists of two independent directors. The audit committee’s duties are to recommend to the Company’s board of directors the engagement of independent auditors to audit our financial statements and to review the Company’s accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee is composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. Mr. Casey is the Interim Audit Chair and qualifies as a financial expert as defined by SEC rules and Mr. Richardson serve as a member. There were four audit committee meetings and two members were in attendance.

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Compensation Committee. We established a compensation committee, which consists of two independent directors. The compensation committee is responsible for determining executive and director compensation. In considering and determining executive and director compensation, our compensation committee will be responsible for reviewing compensation that is paid by other similar public companies to its officers and will take that into consideration in determining the compensation to be paid to the Company’s officers. The compensation committee determines and approves any non-cash compensation to any employee. We have not and do not intend to engage consultants in determining or recommending the compensation to our officers or employees. There was one compensation committee meeting and two members were in attendance.

Corporate Governance and Nominating Committee. We established a corporate governance and nominating committee, which consists of two independent directors. The nominating committee is a committee of the Company established to support the board of directors in fulfilling its fiduciary duties to appoint the best-qualified candidates for the board of directors, board president-elect and CEO positions. Mr. Casey is the Corporate Governance and Nominating Committee Chair and Mr. Richardson serves as a member. There was one corporate governance and nominating committee meeting and two members were in attendance.

Summary Compensation Table

The following Summary Compensation Table provides certain summary information concerning the compensation of our Chief Executive Officer and Chief Financial Officer.

		Salary	Option Awards		Total
Name and Principal Position	Year	($)(1)(2)	($)(4)		($)
Joseph Michael Redmond	2025	$191,908	$–		$191,908
President, Chief Executive Officer and Chairman	2024	$396,000	$73,219	(3)	$469,219

Christine M. Farrell	2025	$106,615	$–		$106,615
Chief Financial Officer and Secretary	2024	$220,000	$73,219	(3)	$293,219

__________

(1)	As of July 31, 2025, and 2024, Mr. Redmond had accrued salary and bonus of $1,330,308 and $1,138,400, respectively, which will be paid either in cash or stock at a future date.
(2)	As of July 31, 2025, and 2024, Ms. Farrell had accrued salary and bonus of $476,925 and $360,309, respectively, which will be paid either in cash or stock at a future date.
(3)	In June 2024, we issued Mr. Redmond and Ms. Farrell 500,000 Stock Options with a value of $23,719. These options vested as to 40% of the total at July 31, 2024, 20% on October 31, 2024, 20% on January 31, 2025, and 20% on April 30, 2025.
(4)	For information regarding the determination of the fair value of stock-based awards, see Notes 2 and 8 of Notes to Financial Statements in our Form 10-K for the fiscal year ended July 31, 2025.

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Outstanding Equity Awards at Year-End

		Option Awards
Name	Grant Date	Number of Securities Underlying Unearned Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date
Joseph Michael Redmond	6/28/2024	500,000	$0.10	6/27/2034
	12/29/2023	500,000	$0.10	12/28/2033
	5/19/2022	750,000	$0.30	5/18/2032

Christine M. Farrell	6/28/2024	500,000	$0.10	6/27/2034
	12/29/2023	500,000	$0.10	12/28/2033
	10/14/2022	500,000	$0.32	10/13/2032
	5/19/2022	600,000	$0.30	5/18/2032

Options Exercised and Stock Vested

The following table provides information about stock awards vested for the named executive officers during Fiscal 2025. There were no stock options exercised during Fiscal 2025.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Joseph Michael Redmond	300,000	$4,660
Christine M. Farrell	300,000	4,660

_________________

(1)	The value realized on vesting was determined based on the fair value of our common stock when the shares vested.

Pension Benefits

We currently do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We currently do not maintain any nonqualified deferred compensation plan or arrangement under which our named executive officers are entitled to participate.

Employee Benefit Plans

We currently do not maintain any employee benefit plan of any kind for our employees.

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Summary Director Compensation Table

No compensation was earned or paid during Fiscal 2025 to non-employee directors who served on the board of directors during the year.

Narrative Disclosure Regarding Director Compensation

At this time, members of our board of directors are not entitled to compensation for service rendered on our board of directors, nor on any other committee thereof. They receive restricted stock units upon becoming a director that vest over a two-year period. In addition, they may be reimbursed for certain expenses in connection with attendance at meetings of our board of directors and committees thereof.

Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our board of directors to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

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THE MAST HILL FUND TRANSACTION

General Maintenance Agreement

On November 13, 2025, we entered into a Maintenance Agreement with Mast Hill Fund, pursuant to which we agreed to provide certain maintenance and related services relating to a commercial facility (the “Facility”). Pursuant to the terms of the Maintenance Agreement: (i) the Company will provide the services for the Facility for the term beginning on the Effective Date and ending on the first business day of February 2034 (the “Term”); and (ii) Mast Hill Fund or its designee will pay the Company service fees during the Term currently totaling approximately $245,000 per year.

In connection with the Maintenance Agreement, we issued to Mast Hill Fund a convertible promissory note in the original principal amount of $2,262,000 which bears interest at 10% per annum and is due November 13, 2026 (the “Maintenance Note”) in exchange for the Fees to be received as described above. The Maintenance Note plus any accrued but unpaid interest is convertible at any time by Mast Hill Fund into shares of the Company’s common stock at a price equal to 85% of the lowest volume weighted average price during the preceding 10 trading days.

Securities Purchase Agreement

On November 13, 2025, we also entered into a Securities Purchase Agreement with Mast Hill Fund. Pursuant to the terms of Purchase Agreement, we issued a promissory note with a maximum principal amount of up to $25,000,000 in multiple tranches (the “SPA Note”). Pursuant to the terms of the Purchase Agreement, there is an original issue discount (“OID”) of 10% on each tranche. Accordingly, the maximum proceeds to us, when considering the 10% OID, is $22,500,000 less any related costs and fees. The SPA Note is convertible at any time by Mast Hill Fund into shares of the Company’s common stock at 85% of the lowest volume weighted average price during the preceding 10 trading days.

With each tranche, the Company will issue Mast Hill Fund common stock purchase warrants (“Warrants”) exercisable at $0.001 per share in an amount equal to 20% of the principal amount of the tranche divided by the lowest traded price of the Company’s common stock during the 10 trading days preceding each funding date.

The Company and Mast Hill Fund entered into the first tranche of the Purchase Agreement consisting of a $500,000 principal amount and purchase price of $450,000. In conjunction with this tranche, the Company issued a Common Stock Purchase Warrant (the “Warrant”) to Mast Hill Fund immediately exercisable for 1,538,461 shares of the Company’s Common Stock.

We do not have the right to commence any sales of our common stock to Mast Hill Fund under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to Mast Hill Fund, which we refer to in this prospectus as the “Commencement”. Thereafter, we may, from time to time and at our sole discretion, direct Mast Hill Fund to purchase up to an aggregate of $25,000,000 worth of our common stock. We will control the timing and amount of any sales of our common stock to Mast Hill Fund. The purchase price of the shares that may be sold to Mast Hill Fund in purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Mast Hill Fund may not assign or transfer its rights and obligations under the Purchase Agreement.

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As of December 17, 2025, there were 99,853,763 shares of our common stock outstanding, of which 84,114,168 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $25,000,000 of our common stock to Mast Hill Fund, only 18,000,000 shares of our common stock are being offered under this prospectus to Mast Hill Fund. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Mast Hill Fund under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $25,000,000 total commitment available to us under the Purchase Agreement. If all of the 18,000,000 shares offered by Mast Hill Fund under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 15% of the total number of shares of our common stock outstanding. However, Mast Hill Fund is limited to owning no more than 4.99% of our outstanding common stock. If we elect to issue and sell more than the 18,000,000 shares offered under this prospectus to Mast Hill Fund, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Mast Hill Fund is dependent upon the number of shares exercised Mast Hill Fund under the Purchase Agreement.

On November 13, 2025, the Company and Mast Hill Fund entered into an Irrevocable Transfer Agent Instruction Agreement Letter which stipulated that initially, 97,455,718 shares of common stock should be held in reserve for the Holder pursuant to the Purchase Agreement Note, Purchase Agreement and Warrants. Pursuant to the Irrevocable Transfer Instruction Agreement Letter, the amount of common stock reserved may be increased by written instructions of Mast Hill Fund, from time to time, such that the number of reserved shares equals at least four times the number of shares of the Company’s common stock issuable upon conversion of the Purchase Agreement Note and exercise of the Warrants.

The Purchase Agreement also prohibits us from issuing to Mast Hill Fund any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Mast Hill Fund and its affiliates, would result in Mast Hill Fund and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap”.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Mast Hill Fund.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, we shall have the right, but not the obligation, to issue and sell to Mast Hill Fund additional tranches and warrants, from time to time. Each additional tranche shall be funded by Mast Hill Fund upon the mutual written agreement of Mast Hill Fund and the Company, in accordance with the terms of the Purchase Agreement, provided that neither party shall be obligated to agree to any additional tranche. In connection with the closing of each tranche, the Company shall issue to Mast Hill Fund a common stock warrant exercisable at $0.001 per share in an amount equal to 20% of the principal amount of the tranche divided by the lowest traded price of the Company’s common stock during the 10 trading days preceding each funding date.

Our Termination Rights

We may terminate the Purchase Agreement at any time by providing written notice to Mast Hill Fund, except during any Valuation Period (as defined in the Purchase Agreement).

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

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Effect of Performance of the Purchase Agreement on Our Stockholders

All 18,000,000 shares registered in this offering that have been or may be issued or sold by us to Mast Hill Fund under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold when the promissory notes are converted or the Warrants are exercised, commencing on the date that the registration statement, including this prospectus, becomes effective. The sale by Mast Hill Fund of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Mast Hill Fund, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Mast Hill Fund all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Mast Hill Fund, after Mast Hill Fund has acquired the shares, Mast Hill Fund may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Mast Hill Fund by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Mast Hill Fund under the Purchase Agreement, or if investors expect that we will do so, the actual sale of shares or the mere existence of our arrangement with Mast Hill Fund may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Mast Hill Fund and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Mast Hill Fund to purchase up to an aggregate of $25,000,000 of our common stock, subject to certain conditions and limitations set forth in the Purchase Agreement. We may need to sell to Mast Hill Fund under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $25,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Mast Hill Fund under this prospectus is dependent upon the number of shares we direct Mast Hill Fund to purchase under the Purchase Agreement.

On November 13, 2025, our board of directors approved the entry and execution of the Purchase Agreement for the future issuance of up to $25,000,000 worth of shares of our common stock under the Purchase Agreement. We would seek additional board of directors’ approval before agreeing to any increase in the value of the shares of common stock we may issue to Mast Hill Fund under the Purchase Agreement, and any such increase would require us and Mast Hill Fund to enter into a new purchase agreement.

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SELLING STOCKHOLDER

The selling stockholder may, from time to time, offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean Mast Hill Fund, L.P. and its pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus, and the number of shares of common stock that the selling stockholder will beneficially own after this offering. The percentages in the table below reflect the shares beneficially owned by the selling stockholder as a percentage of the 99,853,763 shares of common stock outstanding as of December 17, 2025, adjusted as required by rules promulgated by the SEC. These rules attribute beneficial ownership of shares of common stock issuable upon conversion of convertible securities (options and restricted stock units) or upon exercise of warrants that are convertible or exercisable, as applicable, either immediately or on or before the date that is 60 days after. These shares are deemed to be outstanding and beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by them that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering (1)
	Number of Shares Beneficially Owned Before this Offering	%	Shares of Common Stock Being Offered	Number of Shares	%
Mast Hill Fund (2)	–	–	18,000,000	–	–

_______________

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.
(2)	Patrick Hassini, the Managing Partner of Mast Hill Fund, L.P., and the manager of the selling stockholder, is deemed to be the beneficial owner of all of the ordinary shares owned by the selling stockholder. Mr. Hassini has voting and investment power over the ordinary shares being offered under this prospectus. Neither Mast Hill Fund, L.P., nor the selling stockholder, is a licensed broker-dealer or an affiliate of a licensed broker-dealer.

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PLAN OF DISTRIBUTION

An aggregate of up to 18,000,000 shares of our common stock may be offered pursuant to this prospectus by Mast Hill Fund, L.P. under the Purchase Agreement. The common stock may be sold or distributed from time to time by Mast Hill Fund directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Mast Hill Fund is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Mast Hill Fund has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Mast Hill Fund has informed us that each such broker-dealer will receive commissions from Mast Hill Fund that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Mast Hill Fund and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Mast Hill Fund can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Mast Hill Fund or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Mast Hill Fund, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares being offered by Mast Hill Fund. We have agreed to indemnify Mast Hill Fund and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Mast Hill Fund has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Mast Hill Fund specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

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Mast Hill Fund has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Mast Hill Fund has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Mast Hill Fund that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Mast Hill Fund, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Mast Hill Fund.

Our common stock is quoted on the Over the Counter Venture (OTCQB) exchange under the trading symbol “ODYY.”

17

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

Authorized and Issued Stock

	Number of shares at December 17, 2025
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $0.001 per share	500,000,000	99,853,763	207,135,441

Preferred stock, par value $0.001 per share	100,000,000	-0-	-0-

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2025, as filed with the SEC on October 29, 2025, and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. All matters are decided by majority vote except as otherwise required by law, including the election of directors. For example, under Nevada law, two-thirds of the voting power of our issued and outstanding stock is required to remove a director, and 60% of the voting power of disinterested shareholders may be required in certain circumstances to approve certain interested transactions. A plurality of votes is sufficient to elect a director at a meeting of stockholders; however, election by written consent to fill a vacancy requires a majority vote. There is no cumulative voting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

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Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the relative voting power or other rights of the holders of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock. See “Item 1A. Risk Factors— Risks Relating to Investors” in our Annual Report on Form 10-K for the year ended July 31, 2025, as filed with the SEC on October 29, 2025.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may exercise the voting rights of control shares only if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

We may now or in the future become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

In addition to the control share law, Nevada has a business combination law, which restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

For purposes of Nevada law, an “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Brinen & Associates, LLC.

EXPERTS

The financial statements as of July 31, 2025, and July 31, 2024 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Turner, Stone, & Co., LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common offered by this prospectus, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, file, or will file, periodic reports, proxy statements and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference room and the website of the SEC, in each case, referred to below. We also maintain a website at http://www.odysseyhealthinc.com/ and make available free of charge through this website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. The reference to our web address does not constitute incorporation by reference of the information contained in, or that can be accessed through, our website.

You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC (other than information furnished under Items 2.02 or 7.01 of Form 8-K, which is not deemed filed) will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2025, filed with the SEC on October 29, 2025;
•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2025, filed with the SEC on December 11, 2025;
•	our Current Reports on Form 8-K filed on August 4, 2025, August 4, 2025, August 13, 2025, August 15, 2025, August 29, 2025,September 22, 2025, October 8, 2025, October 10, 2025, October 17, 2025; and November 19, 2025;
•

the description of our common stock contained in our Registration Statement on Form 8-A, filed on January 5, 2024, including any amendments thereto or reports filed for the purposes of updating this description; and

•	our General form for registration of securities under the Securities Act 1933 on Form S-1, filed with the SEC on August 5, 2025, including amendments made thereto on August 15, 2025 and August 15, 2025 respectively.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for copies to us at Attention:2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV 89102. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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18,000,000 Shares

Common Stock

PROSPECTUS

DECEMBER 19, 2025

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Part II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount). Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

Amount Paid or to be Paid
SEC registration fee	$72.21
Legal fees and expenses	$17,500.00
Accounting fees and expenses	$3,500.00
Miscellaneous fees and expenses	$–
Total	$21,072.21

Item 14. Indemnification of Directors and Officers.

Sections 78.751 and 78.7502 of the Nevada Revised Statutes (NRS) provide that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the NRS also provides that directors and officers of Nevada corporations may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Section 78.751 of the NRS states that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made by: (a) the stockholders; (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Article VIII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons, and that we shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the NRS.

Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

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Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act:

In Fiscal 2023, the Board granted 6,500,000 stock options to directors, officers and employees with a weighted-average exercise price of $0.22 and 2,800,000 restricted stock units (“RSUs”) with a fair value of $0.30 per share. Stock options and RSUs granted to directors, officers and employees were in exchange for ongoing services in their respective capacities. The stock options and RSUs granted to consultants and others were in exchange for services provided in an amount equal to the fair value of awards granted.

In June 2023, we entered into Amendment No. 1 to the SPA dated December 13, 2022. Pursuant to the Amendment, we issued a five-year common stock purchase warrant to Mast Hill Fund L.P. for the purchase of 1,000,000 shares of our common stock at $0.20 per share with a fair value of $28,448.

In June 2023, Mast Hill converted $40,250 of accrued interest and $1,750 of fees for a total of $42,000 into 560,000 shares of our common stock.

On September 29, 2023, we granted a non-employee consultant 250,000 stock options at $0.078 per share. These options expire September 24, 2028.

On December 20, 2023, ClearThink Capital Partners, LLC (“ClearThink”) exercised their option to convert their convertible note payable of $175,000 plus $20,000 interest into 975,000 shares of common stock at $0.20 per share.

On January 18, 2024, Mast Hill converted $44,266 together with $4,024 interest, and $1,750 for fees totaling $50,040 into 695,000 shares of common stock at a conversion price of $0.072 per share.

On January 31, 2024, we issued 12,444,445 warrants exercisable at $0.072 per share having a total value of $63,455. These warrants expire December 13, 2027.

On April 30, 2024, we granted two non-employee consultants a total of 2,250,000 stock options at $0.10 per share. These options expire April 29, 2029.

On June 28, 2024, we granted a non-employee consultant 2,500,000 stock options at $0.10 per share. These options expire June 27, 2029.

On August 14, 2024, we issued an accredited investor, a warrant to purchase 300,000 shares of our common stock at $0.10 per share that expires August 14, 2029.

In October 2025, we issued warrants immediately exercisable for a total of 1,100,000 shares of our common stock at $0.10 per share.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The purchasers of securities in the transactions described in this Item 15 received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. Appropriate legends were affixed to the securities issued in these transactions.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933:

(a) each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(c) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation of Odyssey Group International, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on December 8, 2014).
3.2	Amended Articles of Incorporation of Odyssey Group International, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on December 8, 2014).
3.3	Bylaws of Odyssey Group International, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on December 8, 2014).
10.2	Employment Agreement, dated January 21, 2021 by and between Odyssey Group International, Inc. and Joseph Michael Redmond (incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 26, 2021).*,***
10.3	Employment Agreement, dated January 21, 2021 by and between Odyssey Group International, Inc. and Christine M. Farrell (incorporated by reference to Exhibit 10.2 to Form 8-K filed on January 26, 2021).*,***
10.4	Employment Agreement dated November 1, 2022 by and between Odyssey Group International, Inc. and Erik Emerson (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 4, 2022). *
10.5	Employment Agreement by and between Odyssey Group International, Inc. and Gregory W. Gironda, dated November 1, 2022 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 4, 2022). *
10.6	License Transfer Agreement, effective as of January 31, 2019, by and between Odyssey Group International, Inc. and Electromedica, LLC (incorporated by reference to Exhibit 10.5 to Form S-1 filed on November 23, 2020).*
10.7	Intellectual Property Purchase Agreement, effective as of June 26, 2019, by and among Odyssey Group International, Inc., James De Luca and Murdock Capital Partners (incorporated by reference to Exhibit 10.7 to the Form S-1 filed on November 23, 2020).*
10.8	Form of Common Stock Purchase Warrant totaling 550,000 Shares of Common Stock of Odyssey Group International, Inc. issued to Alliance Global Partners, Alejandro Barrientos and David Bocchi, effective August 6, 2020 (incorporated by reference to Exhibit 10.10 to Form S-1 filed November 23, 2020).*
10.9	Purchase Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 17, 2020).*
10.10	Registration Rights Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on August 17, 2020).*
10.11	Amendment No. 1 to Purchase Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital fund, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 19, 2020).*
10.12	Prevacus Asset Agreement. (incorporated by reference to Exhibit 10.5 to Form 8-K filed on January 8, 2021).*
10.13	Amendment No. 1 to the Warrant Agreement, dated December 11, 2020, by and between Odyssey Group International, Inc. and LGH Investments, LLC. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 28, 2021).*
10.14	Securities Purchase Agreement with LGH Investments, LLC.(incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 7, 2021).*
10.15	Securities Purchase Agreement, dated October 18, 2021 by and between Odyssey Group International, Inc. and Tysadco Partners LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 21, 2021).*
10.16	Warrant, dated October 18, 2021 issued to Tysadco Partners LLC. (incorporated by reference to Exhibit 10.2 Form 8-K filed on October 21, 2021).*
10.17	Amended Securities Purchase Agreement, dated October 18, 2021 by and between Odyssey Group International, Inc. and Tysadco Partners LLC. (incorporated by reference to Exhibit 10.2 to Form 8-K/A filed on October 26, 2021).*
10.18	Securities Purchase Agreement, dated October 22, 2021 by and between Odyssey Group International, Inc. and Lincoln Park Capital, LLC. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 26, 2021).*

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10.19	Warrant dated October 22, 2021 issued to Lincoln Park Capital, LLC. (incorporated by reference to Exhibit 10.2 to Form 8-K filed on October 26, 2021).*
10.20	Form of Subscription Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on June 14, 2022).*
10.21	Form of Stock Purchase Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders (incorporated by reference to Exhibit 10.2 to Form 10-Q filed on June 14, 2022).*
10.22	Form of Warrant Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders (incorporated by reference to Exhibit 10.3 to Form 10-Q filed on June 14, 2022).*
10.23	Form of Registration Rights Agreement dated April 14, 2022 between Odyssey Health, Inc. and certain purchasing security holders (incorporated by reference to Exhibit 10.4 to Form 10-Q filed on June 14, 2022).*
10.24	Form of Promissory Note dated December 2021 between Odyssey Group International, Inc. and various officers and directors (incorporated by reference to Form 8-K filed on December 27, 2021). *
10.25	Form of Amendment to Promissory Note dated April 20, 2022 between Odyssey Health, Inc. and various officers and directors (incorporated by reference to Exhibit 10.5 to Form 10-Q filed on June 14, 2022).*
10.26	Form of Amendment to Promissory Note dated June 4, 2022 between Odyssey Health, Inc. and various officers and directors (incorporated by reference to Exhibit 10.8 to Form 10-Q filed on June 14, 2022).*
10.27	Form of Amendment No. 4 dated December 30, 2022 to Promissory Note with Directors and Officers dated December 21, 2021 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on January 3, 2023).*
10.28	Form of Amendment No. 5 dated March 31, 2023 to Promissory Note with Directors and Officers dated December 21, 2021 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 4, 2023).*
10.29	Form of Amendment No. 6 dated June 30, 2023 to Promissory Note with Directors and Officers dated December 21, 2021 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 7, 2023).*
10.30	Form of Amendment No. 7 dated November 1, 2023 to Promissory Note with Directors and Officers Dated December 21, 2021. Incorporated by reference to Form 8-K filed with the SEC on November 2, 2023.*
10.31	Form of Amendment No. 8 dated January 31, 2024, to Promissory Note with Directors and Officers dated December 21, 2021 (incorporated by reference to Exhibit 10.3 to Form 10-Q filed on March 18, 2024).*
10.32	Form of Amendment No. 9 dated July 31, 2024, to Promissory Note with Directors and Officers dated December 21, 2021 (incorporated by reference to Exhibit 10.32 to Form 10-K filed on November 13, 2024).*
10.33	Convertible Promissory Note dated August 29, 2021 with Tysadco Partners, LLC (incorporated by reference to Exhibit 10.38 to Form 10-K filed on October 30, 2023).*
10.34	Amendment to Convertible Promissory Note dated March 31, 2022 between Odyssey Health, Inc. and Tysadco Partners, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 14, 2022).*
10.35	Second Amendment and Assignment to Convertible Promissory Note dated March 14, 2023 to Promissory Note dated August 29, 2021 with Tysadco Partners, LLC (incorporated by reference to Exhibit 10.5 to Form 10-Q filed on March 17, 2023).*
10.36	Amendment to Convertible Promissory Note dated February 1, 2022 between Odyssey Health, Inc. and LGH Investments, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 18, 2022).*
10.37	Amendment No. 1 to Convertible Promissory Note with LGH Investments, LLC dated February 15, 2022 (incorporated by reference to Form 8-K filed on February 18, 2022).*
10.38	Amendment to Convertible Promissory Note dated June 10, 2022 between Odyssey Health, Inc. and LGH Investments, LLC (incorporated by reference to Exhibit 10.9 to Form 10-Q filed on June 14, 2022).*
10.39	Amendment No. 3 to Convertible Promissory Note dated September 29, 2022 between Odyssey Health, Inc. and LGH Investments, LLC (incorporated by reference to Form 8-K filed on October 3, 2022).*
10.40	Amendment No. 4 dated December 29, 2022 to Convertible Promissory Note with LGH Investments, LLC dated April 5, 2021 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 3, 2023.)*

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10.46	Amendment No. 5 to Convertible Promissory Note dated March 31, 2023 between Odyssey Health, Inc. and LGH Investments LLC (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 4, 2023).*
10.47	Amendment No. 6 to Convertible Promissory Note dated July 6, 2023 between Odyssey Health, Inc. and LGH Investments LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 7, 2023). *
Amendment No. 7 to Convertible Promissory Note with LGH Investments dated April 5, 2021 (incorporated by reference to Form 8-K filed with the SEC on January 5, 2024).*
10.48	Form of Note Purchase Agreement dated August 15, 2023 between Odyssey Health, Inc. and certain accredited investors (incorporated by reference to Form 8-K filed with the SEC on August 18, 2023).
10.49	Form of Convertible Promissory Note dated August 15, 2023 between Odyssey Health, Inc. and certain accredited investors (incorporated by reference to Form 8-K filed with the SEC on August 18, 2023).*
10.50	Form of Spinco Common Stock Purchase Warrant dated August 15, 2023 between Odyssey Health, Inc. and certain accredited investors (incorporated by reference to Form 8-K filed with the SEC on August 18, 2023).*
10.51	Oragenics, Inc. Asset Purchase Agreement, dated October 5, 2023 (incorporated by reference to Form 8-K filed with the SEC on October 5, 2023).*
10.52	Asset Purchase Agreement Closing with Oragenics, Inc., dated December 28, 2023 (incorporated by reference to Form 8-K filed with the SEC on December 29, 2023).*
10.53	Promissory Note with accredited investor Jonathan Lutz, dated February 13, 2024 (incorporated by reference to Exhibit 10.4 to Form 10-Q filed on March 18, 2024).*
10.54	Securities Purchase Agreement, dated December 13, 2022 by and between Odyssey Health, Inc. and Mast Hill Fund, L.P. (incorporated by reference to Form 10-Q filed with the SEC on December 14, 2022).*
10.55	Promissory Note issued to Mast Hill Fund, L.P. on December 13, 2022 (incorporated by reference to Form 10-Q filed with the SEC on December 14, 2022).*
10.56	First Warrant issued to Mast Hill Fund, L.P. on December 13, 2022 (incorporated by reference to Form 10-Q filed with the SEC on December 14, 2022).*
10.57	Second Warrant issued to Mast Hill Fund, L.P. on December 13, 2022 (incorporated by reference to Form 10-Q filed with the SEC on December 14, 2022).*
10.58	Amendment No. 1 dated June 13, 2023 to the Promissory Note issued on December 13, 2022 with Mast Hill Fund, L.P. (incorporated by reference to Form 10-Q filed June 14, 2023).*
10.59	Amendment No. 2 dated March 13, 2024, to the Promissory Note issued on December 13, 2022 with Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.5 to Form 10-Q filed on March 18, 2024).*
10.60	Amendment No. 1 dated June 25, 2024 to Promissory Note with accredited investor Jonathan Lutz, dated February 13, 2024 (incorporated by reference to Exhibit 10.60 to Form 10-K filed on November 13, 2024).*
10.61	Amendment No. 2 dated August 13, 2024 to Promissory Note with accredited investor Jonathan Lutz, dated February 13, 2024 (incorporated by reference to Exhibit 10.61 to Form 10-K filed on November 13, 2024).*
10.62	Amendment No. 3 dated October 29, 2024, to the Promissory Note issued on December 13, 2022 with Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.62 to Form 10-K filed on November 13, 2024).*
10.63	Pledge Agreement dated October 29, 2024, with Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.63 to Form 10-K filed on November 13, 2024).*
10.64	Purchase Agreement, dated July 29, 2025, by and between Odyssey Health, Inc. and Mast Hill Fund, L.P. (incorporated by reference to Form 8-K filed with the SEC on August 4, 2025).*
10.65	Registration Rights Agreement, dated July 29, 2025, by and between Odyssey Health, Inc. and Mast Hill Fund, L.P. (incorporated by reference to Form 8-K filed with the SEC on August 4, 2025).*
10.66	Form of Amendment No. 11 dated July 31, 2025, to Promissory Note with Directors and Officers dated December 21, 2021 (incorporated by reference to 8-K filed on August 4, 2025).*

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14.1	Odyssey Group International, Inc. Code of Ethics (incorporated by reference to Exhibit 14 to Form 10-K filed on October 23, 2019).*
23.1	Consent of Turner, Stone and Company, LLP**
23.2	Consent of Brinen & Associates, LLC**
24.1	Power of Attorney (included on the signature page to this prospectus).**
107	Filing Fee Table**

†	Previously furnished.
*	Previously filed.
**	Filed herewith.
***	Indicates a management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on December 19, 2025.

ODYSSEY HEALTH, INC.

By:	/s/ JOSEPH MICHAEL REDMOND
Joseph Michael Redmond President, Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Michael Redmond and Christine Farrell, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ JOSEPH MICHAEL REDMOND	President, Chief Executive Officer, Chief Financial Officer and Director	December 19, 2025
Joseph Michael Redmond	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ JEROME CASEY	Director	December 19, 2025
Jerome Casey

/s/ RICKY W. RICHARDSON	Director	December 19, 2025
Ricky W. Richardson

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